FOR IMMEDIATE RELEASE                Contact:     Rob Borella
June 2, 1999                                      InteliData
                                                  (703) 259-3017
INTD-99-08                                        rborella@InteliData.com

                                                  Tom Dittrich
                                                  Home Financial Network
                                                  (203) 341-7403
                                                  tdittrich@homeatm.com


              INTELIDATA AND HOME FINANCIAL NETWORK ANNOUNCE PLANS
                       FOR Joint Venture IN LIEU OF MERGER

        Joint Initiative Would Achieve More Quickly the Objectives of the
                  Proposed Merger Providing the Most Complete,
          Single-Source Solution for Building Successful Internet Banks

         RESTON,  VA and WESTPORT,  CT, June 2 - InteliData  Technologies  Corp.
(Nasdaq: INTD) and Home Financial Network, Inc. (HFN) today announced their intent to create a joint venture and to discontinue merger negotiations. The mission of the joint venture would be to complete development efforts currently underway to integrate and bring to market a single, end-to-end Internet banking and bill payment solution comprised of HFN's Total Web Banking(TM) service offering and InteliData's Interpose(TM) family of mainframe-based payment solutions. The jointly developed product suite would be marketed and sold by both InteliData and HFN under the brand name, "InterposeConnect." The creation of the joint venture is subject to the parties executing a definitive agreement. InteliData will retain its 25 percent ownership interest in HFN.

         On April 19, 1999, the two companies announced a letter of intent to merge. Commenting on the decision to enter into a joint venture in lieu of a merger, InteliData Chairman Bill Gorog stated, "As both parties performed diligence into the financial implications of a merger between InteliData and HFN, we encountered severe accounting issues that we believe would have been unfavorable to our shareholders, especially the creation of a goodwill provision that would have significantly delayed our ability to become profitable. Also, our inability to promptly close the transaction due to the need to obtain regulatory approvals could have begun to impact our competitive position in the sector. We believe the pieces to complete a joint sales and marketing effort are already substantially in place and our marketing alliance can be implemented much sooner."

         HFN Chairman & CEO Daniel M. Schley added, "The strategy and vision to integrate our respective products and technology and deliver a seamless, end-to-end solution for Internet banking and payment processing is sound and has been exceptionally well received by our customers. However, certain realities and challenges of merging a public and private company led us to the conclusion that we should restructure our transaction to deliver the market benefits of an integrated product solution without necessarily being saddled by the complexities of a formal merger. Through the InterposeConnect joint venture, our customers will be the beneficiaries of our creative thinking and our joint development efforts. This is the objective we sought, and one we are confident we will achieve."

         InteliData President & CEO Al Dominick stated, "The sales, marketing and development organizations at both InteliData and HFN have been working together closely to create a unified market presence for our new products and services even before we announced our proposed merger, and that activity continues today. Our most recent joint installation is at BB&T Corp. We also are working actively on implementations at both US Trust and Compass Bank. Additionally, we are engaged in joint sales efforts at several other major U.S. banks."

         Dominick continued, "Through the InterposeConnect joint venture, we will be in a position to provide the single most compelling portfolio of products and services for building highly customized financial portals including advanced Web site design, a full range of transaction functions including Web banking, bill payment and presentment, real-time enrollment and application functions, portal-level content, one-to-one marketing, real time legacy integration, and bill payment warehousing with least-cost routing. While the formal structure of our companies will not change, our presence in the market will be unified and the needs of our target customers will be served."

About InteliData [www.intelidata.com]

         InteliData, with headquarters in Reston, Va., is a leading supplier of Internet banking and bill payment technology to over 20 of the top 100 U.S. financial institutions and financial service providers. The Company's products provide financial institutions with highly scalable and reliable Internet transaction and payment processing solutions that give them total control of customer information and payment processing. These services allow consumers to securely and reliably check account balances in "real-time", view account transaction history, transfer funds between accounts, and do online bill payment to any of the consumers' billers. The Company's products include the Interpose(TM) Transaction Engine, Interpose(TM) OFX Gateway, and the Interpose(TM) Payment Warehouse.

About Home Financial Network [www.homeatm.com]

         Home Financial Network, Inc., is an Internet banking technology company specializing in the design and development of successful Financial Portals for financial institutions. Through the company's Total Web Banking(TM) products, HFN provides financial institutions with the essential tools, technology and customization services to build profitable, sustainable relationships with their customers over the Web. HFN's Stage III Architecture uses Java Servlets to provide a true, three-tier development platform that delivers unprecedented flexibility and control, and offers plug-and-play compatibility with the financial institution's preferred outsource processor or in-house middleware platform. The company's Advanced Interface Optimization technology automatically sends each customer Web pages optimized for the specific Internet access device being used, from PC browser to WebTV to Personal Digital Assistants.

         "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competitive products, pricing pressure, product demand and market acceptance risks, bank year 2000 compliance issues, reliance on resellers, pace of consumer acceptance of home banking, bank mergers and acquisitions, risk of integration of the Company's technology by large software companies, the ability of financial institution customers to implement applications in the anticipated time frames or with the anticipated features, functionality or benefits, reliance on key strategic alliances and newly emerging technologies, the on-going viability of the mainframe marketplace and demand for traditional mainframe products, the ability to attract and retain key employees, the availability of cash for growth, product obsolescence, ability to reduce product costs, fluctuations in operating results, ability to continue funding operating losses, delays in development of highly complex products and other risks detailed from time to time in InteliData filings with the Securities and Exchange Commission. These risks could cause the Company's actual results for 1999 and beyond to differ materially from those expressed in any forward looking statements made by, or on behalf of, InteliData.